Exhibit 23.1

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-3 (together with any amendments or supplements thereto, the “Registration Statement”) and the related Prospectus of Colony Starwood Homes, a Maryland real estate investment trust (the “Company”), the references to the John Burns Real Estate Consulting, LLC information prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the heading “Experts” in the Registration Statement, and the incorporation by reference therein of the economic and demographic data included in the Company’s current Report on Form 8-K dated February 28, 2017, which data is derived from such information prepared by John Burns Real Estate Consulting, LLC.

Dated:  February 28, 2017

JOHN BURNS REAL ESTATE CONSULTING, LLC

By:	/s/ Don Walker
Name:	Don Walker
Title:	President